Exhibit 99.1
Bell Microproducts Announces Preliminary Second Quarter Revenue Range
of $930 Million to $945 Million
20% Increase from Second Quarter of 2006
SAN JOSE, CA — August 2, 2007 — Bell Microproducts Inc. (Nasdaq: BELM) announced preliminary revenue for the second quarter of 2007 in a range of $930 million to $945 million, an increase of approximately 20% from revenue of $777 million for the second quarter of 2006.
North American revenue increased 31% in the second quarter of 2007 compared to the second quarter of 2006 and generated approximately 44% of total revenue for the quarter. Excluding the acquisition of ProSys Information Systems, North American revenue increased 3% in the second quarter of 2007 compared to the second quarter of 2006. Latin America revenues increased approximately 18% year-over-year and represented 14% of total revenue for the quarter. The Company’s European operations posted year-over-year revenue growth of approximately 13% and represented approximately 42% of total revenue for the quarter. Excluding the positive impact of foreign currency translation, European revenue increased 4% from the second quarter of 2006.
The Solutions category of product and services sales grew 27% to represent 55% of total sales in the second quarter of 2007 compared to 53% in the second quarter of 2006, driven primarily by strong storage systems sales and the acquisition of ProSys. The Components and Peripherals category grew approximately 14% and represented 45% of sales in the second quarter of 2007 compared to 47% in the second quarter of 2006. Disk drive revenue increased approximately 17% year-over-year, and represented approximately 27% of total revenue in the second quarter of 2007.
Commenting on the preliminary second quarter of 2007 results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts, said, “We have continued to grow our business and achieved year-over-year revenue growth again this quarter. We generated what we expect to be the highest second quarter revenue in the company’s history, despite the expected seasonal slowdown in certain markets from the first quarter of the year. In our North American operations, we experienced substantial revenue growth in our higher margin Industrial group. This was again partially offset by lower sales in our U.S. commercial sales channel as we continue to focus on more profitable products and customers. Our Latin America revenue growth was driven by our in-country operations as well as our export business from Miami. Our European growth was driven by double digit growth in most Solutions product categories, offset somewhat by a decline from first quarter in disk drives and in lower margin software sales. In its third quarter of results as part of Bell Microproducts, ProSys Information Systems had another solid quarter, and generated revenue in line with our expectations.”
At the end of the quarter, the Company provided additional information to NASDAQ to support its request for an extension of time required to complete its required filings with the SEC. During the quarter the Company also received waivers from its lenders through September 30,

2007 relating to the filing of financial reports with the SEC and the provision of audited financial reports to the lenders.
The Company is unable at this time to provide additional quantitative information regarding its results for the second quarter of 2007 until the previously announced restatement of its financial statements for certain prior periods, and the related audit and reviews have been completed. A special committee of the board of directors was appointed to conduct an evaluation of the Company’s stock option practices with the assistance of independent counsel and independent accounting consultants. As previously announced, the special committee concluded that available evidence does not adequately support the Company’s use of some stock option grant dates for financial accounting purposes. Although the formal investigation has been completed, the detailed accounting and related tax impacts have not been determined.
About Bell Microproducts
Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements, include, but are not limited to, management’s expectations regarding the Company’s second quarter operating results and continued growth in 2007 and the results of the review of the Company’s historical stock option grants. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: required adjustments to prior period financial statements as a result of our restatement; the magnitude of costs associated with our financial restatement and with our stock option investigation; fluctuating demand for products in various categories and geographies; competition; and potential difficulties with integration of acquired businesses. Investors should also take into account the risks described in the Company’s periodic reports filed with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Rob Damron
Investor Relations Representative
Bell Microproducts Inc.
(414) 224-1668
ir@bellmicro.com